Certificate of Amendment to
                         Certificate of Incorporation of
                              Treasure Cache, Inc.

    (In accordance with Section 805 of the New York Business Corporation Law)

The undersigned, being the President and Secretary of Treasure Cache, Inc., does hereby certify and set forth:

1.  The  name  of  the  corporation  is  Treasure  Cache,  Inc.

2. The certificate of incorporation of Treasure Cache, Inc. was filed by the Department of State on April 14, 1992.

3. Paragraph Four of the certificate of incorporation of Treasure Cache, Inc., which sets forth the number of shares of common stock the corporation shall be authorized to issue as 1,666,667 shares of common stock at $.001, is hereby amended to read as follows:

                  The corporation shall be authorized to issue the following shares:

                  Class                 Number  of  Shares      Par  Value
                  Common                    10,000,000           $.0012

4.  This  amendment  provides  for  the  following  change  of  shares:

                   Issued Shares: The amendment provides for no change in the 715,275 issued common stock shares at $.0012.

5. This amendment provides for an increase in the number of authorized common stock shares in the amount of 8,333,333 shares at the par value of $.0012 per share.

6. This amendment to the certificate of incorporation of Treasure Cache, Inc. was authorized by the Board of Directors of Treasure Cache, Inc. on _____, 1999, followed by a vote of the majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders.

     IN WITNESS WHEREOF, the undersigned have signed this certificate and caused it to be verified.

Dated,  as  of  ______,  1999


/s/  Richard  Simeone
Richard  Simeone,  President


/s/  Randy  Romano
Randy  Romano,  Secretary